Exhibit 99.1

Nanosphere Announces Third Quarter Financial and Operating Results

Corporate Highlights and Business Guidance:

•	Q3 2014 revenues of $3.7 million, a 56% increase over Q3 2013, and 30 new customer placements.

•	Received FDA clearance of Verigene® Enteric Pathogens Nucleic Acid Test (EP).

NORTHBROOK, IL – November 5, 2014 – Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing medicine through targeted molecular diagnostics, today announced its third quarter 2014 financial and operating results.

“We continue to see growth in our consumable test revenue with over 100% growth year over year.” said Michael McGarrity, Nanosphere’s president and chief executive officer. “We believe the recent clearance of our enteric test will accelerate growth in adoption and revenue build through our expanding customer base.”

Third quarter revenue was $3.7 million compared to $2.4 million in the third quarter of 2013. The 56% year-over-year growth was driven by consumable sales that increased by 104%. Year to date revenue is up $3.1 million or a 46% increase with revenue of $9.6 million for the nine months ended September 30, 2014 as compared to $6.6 million for the nine months ended September 30, 2013.

New customer placements in the third quarter of 2014 were 30, and year to date new customer placements were 115.

The Company is focused on driving strong sales and controlling costs. Gross margin for the third quarter was 36% and year to date for 2014 was 38%, compared to 37% for the third quarter and 35% year to date 2013. Selling, general and administrative expenses in the third quarter of 2014 increased slightly to $5.1 million from $5.0 million in the third quarter of 2013 due to field sales and customer support team expansion, and increased stock compensation expense. Research and development expenses in the third quarter of 2014 increased to $5.5 million from $5.0 million in the same period of 2013 due to increased spending on clinical trial testing of new products.

Net loss for the third quarter of 2014 was $9.6 million, compared with $9.4 million in the same period of 2013. Year to date, net loss was $29.6 million for 2014 as compared to $25.8 million for the same period of 2013.

As of September 30, 2014, we had $12.5 million in cash and cash equivalents. Net cash used in operating activities decreased $0.3 million from $26.6 million to $26.3 million for the nine months ended September 30, 2013 and 2014, respectively.

Conference Call & Webcast

Wednesday, November 5, 2014 @ 5:00pm Eastern Time/2:00pm Pacific Time

Domestic:	888-280-4443
International:	719-325-2352
Passcode:	8836515
Webcast:	www.nanosphere.us
Replays – Available through November 19, 2014
Domestic:	877-870-5176
International:	858-384-5517
Passcode:	8836515

About Nanosphere, Inc.

Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene ® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors:
Roger Moody	Michael Rice
Chief Financial Officer	Founding Partner
Nanosphere, Inc.	LifeSci Advisors
847-400-9021	646-597-6979
rmoody@nanosphere.us	mrice@lifesciadvisors.com

Media:
Zachary Crowther,
Director of Marketing
Nanosphere, Inc.
847-400-9047 zcrowther@nanosphere.us

Nanosphere, Inc.

Statements of Operations

(dollars and shares in thousands except per share data)

(Unaudited)

	Three Month Periods Ended September 30,		Nine Month Periods Ended September 30,
	2014	2013	2014	2013
REVENUE:
Product sales	$3,688	$2,367	$9,643	$6,588
Total revenue	3,688	2,367	9,643	6,588
COSTS AND EXPENSES:
Cost of sales	2,361	1,476	6,053	4,282
Research and development	5,534	4,992	14,705	13,985
Sales, general, and administrative	5,054	4,959	17,436	13,558
Total costs and expenses	12,949	11,427	38,194	31,825
Loss from operations	(9,261)	(9,060)	(28,551)	(25,237)
OTHER INCOME (EXPENSE):
Foreign exchange loss	(1)	(2)	(1)	(5)
Interest expense	(341)	(369)	(1,072)	(582)
Interest income	1	4	6	16
Total other expense	(341)	(367)	(1,067)	(571)
NET LOSS	$(9,602)	$(9,427)	$(29,618)	$(25,808)
Net loss per common share — basic and diluted	$(0.13)	$(0.16)	$(0.39)	$(0.45)
Weighted average number of common shares outstanding — basic and diluted	76,303	60,318	76,256	57,721

Nanosphere, Inc.

Condensed Balance Sheets

(dollars in thousands)

(Unaudited)

	September 30, 2014	December 31, 2013
Cash and cash equivalents	$12,507	$41,467
Accounts receivable	3,304	2,821
Inventories	10,140	8,452
Other current assets	303	248
Total current assets	26,254	52,988
Property and equipment — net of accumulated depreciation	5,269	3,673
Intangible assets — net of accumulated amortization	2,161	2,406
Other assets	206	284
Total assets	$33,890	$59,351
Total liabilities	$17,090	16,217
Total stockholders’ equity	16,800	43,134
Total liabilities and stockholders’ equity	$33,890	$59,351